Exhibit 10.1

August 17, 2007

Barbara Bufkin

Sea Change

3 Dill Lane

Devonshire, DV 07

Bermuda

Dear Barbara,

I am pleased to offer you employment with Argo Group International Holdings, Ltd. (“Argo”). The terms and conditions of our offer are set out below. Our offer of employment is contingent your receipt of a valid work permit from the Bermuda Department of Immigration. Please note that this letter also constitutes your statement of employment as required by Section 6 of The Employment Act 2000.

POSITION OFFERED

1.	We are pleased to offer you the position of Senior Vice President, Business Development of Argo. As Senior Vice President, Business Development you will be responsible for developing business opportunities for the Company and its subsidiaries, including marketing, business development and related functions. You will also be responsible for oversight of the Company’s ceded and assumed reinsurance program, and corporate insurance needs. In the interim period between the date hereof and the closing of the Merger, you will also serve as President of Peleus Reinsurance Ltd., our wholly owned subsidiary. In your capacity with our company, you will report directly to President & Chief Executive Officer of Argo.

2.	Our offices are located at 110 Pitts Bay Road, Pembroke, Bermuda

COMMENCEMENT OF EMPLOYMENT

3.	Employment will commence as soon as reasonable possible.

HOURS OF WORK

4.	It is understood that you will work a minimum of 40 hours per week between Monday and Friday. The standard workday begins at 8:00 a.m. and ends at 5:00 p.m. with one hour for lunch.

COMPENSATION & BENEFITS

5.	As a full time employee, Argo will provide you with a range of compensation and benefits, described in detail below, including:

•	Salary

•	Health Insurance

•	Long Term Disability Insurance

•	Life Insurance

•	Pension

•	Social Insurance & Payroll Tax

•	Paid Time Off in accordance with Company policy

•	Employee Stock Purchase Plan

6.	You will receive a gross base salary equal to $350,000(effective 6/25/07) per annum. You will be paid salary bi-weekly in arrears.

7.	You will receive a monthly pre-tax housing allowance of $14,000. The receipt of payments will be paid through payroll, bi-weekly over 24 pay periods.

8.	Upon acceptance of this offer, you shall be paid a one-time re-location bonus of $107, 650 (the “Relocation Bonus”).

9.	You will be eligible to participate in the Company’s bonus and equity compensation plans.

10.	In consideration of your re-location to Bermuda, you will be paid a lump sum of $15,000 and we will reimburse you for all re-location expenses incurred in connection with the movement of your primary residence from Texas to Bermuda, provided that the maximum amount payable for such expenses shall be $50,000 (the “Relocation Expense Allowance”). You will also be eligible to received a one time car allowance of $20,000 to purchase an automobile for your use in Bermuda.

11.	If you resign from the employ of Argo or its affiliates prior to March 16, 2009, you hereby agree to repay the net after tax amount of the Relocation Bonus, housing allowance and Relocation Expense Allowance within 5 business days of your resignation.

12.	You will be eligible for a home leave allowance of $10,000 per year.

13.	Argo provides you, your non-working spouse, and your dependents with health insurance coverage that includes major medical, dental (basic) and vision care. Currently this is provided at no cost to you. Our current provider is Colonial Insurance. Further details can be found in the Employee Handbook.

14.	Argo will provide you with Long Term Disability Insurance. This provides 66 2/3% of salary in the event of a long-term disability. Further details can be found in the Employee Handbook.

15.	Argo will provide you with Life Insurance after 30 days of employment. This provides 2 x annual base salary in the event of death. Further details can be found in the Employee Handbook.

16.	Argo provides a pension plan in accordance with the National Pension Scheme (Occupational Pensions) Act 1988 after 3 months of employment. Ten percent of salary is contributed: 5% by Argo and 5% is withheld from your salary. This plan is mandatory for all Bermudian employees, and elective for non-Bermudian employees. In addition, Argo may, at the Company’s election, make an additional 3% profit sharing contribution to your pension plan account in December of each calendar year provided that you are an employee of the company on the date of such contribution. Further details can be found in the Employee Handbook.

17.	Argo currently pays both the employer and the employee portions of contributions for payroll tax and social insurance. Further details can be found in the Employee Handbook.

18.	You will be entitled to 32 paid days off per annum which is inclusive of 8 sick days. These may be taken in the event of illness or injury that prevents you from attending work, for personal days, or for vacation days. Depending upon your start date in 2007, you will receive a pro-rated number of paid days off for calendar 2007. Further details can be found in the Employee Handbook.

19.	Argo maintains an Employee Stock Purchase Plan for all employees working 20 hours or more per week. This plan allows you to purchase up to 20% of your salary, or a maximum of $25,000, worth of company stock through payroll deductions at a 15% discount from market price. Further details can be found in the Employee Handbook

20.	As a professional employee you will not be paid overtime because your compensation package has been calculated to take into consideration that you will work overtime from time to time.

OTHER MATTERS

21.	It is requirement that an Acknowledgement of Employee Handbook be signed prior to the commencement of employment.

22.	You must adhere to the dress code outlined in the Employee Handbook.

23.	There is no collective agreement which directly affects the terms and conditions of the employment.

24.	You agree to be bound by all the policies and terms and conditions of employment contained in the Employee Handbook. Argo reserves the right to make changes to the Employee Handbook from time to time. You will be notified directly of any such changes as soon as they have been formalized.

25.	Please refer to the Employee Handbook for particulars with respect to disciplinary and dispute resolution procedures.

26.	Argo reserves the right to contact previous employers identified during the application process to confirm the details provided. If any information provided proves to be erroneous or misleading Argo reserves the right to terminate employment.

27.	The terms of this offer will be governed by and construed in accordance with the laws of Bermuda and the parties hereto submit to the non-exclusive jurisdiction of Bermuda courts.

28.	This offer is also subject to you receiving a valid work permit from the Bermuda Department of Immigration, Ministry of Labour, Home Affairs and Public Safety allowing you to work for us in the position as outlined above.

Please indicate your agreement with the above terms by signing and returning the original of this letter to me at our Pembroke offices. A copy is enclosed for your retention.

We look forward to you becoming a member of the team at Argo and to contributing to the future success of the company.

Yours sincerely,

/s/ Mark E. Watson III
Mark E. Watson III
President and Chief Executive Officer

I hereby agree to the above terms as of the date hereof.
/s/ Barbara Bufkin
Barbara Bufkin

4